                                                                     EXHIBIT 2.2

================================================================================




                           ASSET PURCHASE AGREEMENT

                                 by and among


                                 FLEER CORP.,
                           FRANK H. FLEER CORP. and
                          SKYBOX INTERNATIONAL, INC.

                                      and

                               GOLDEN CYCLE, LLC

                         Dated as of January 29, 1999




================================================================================

                               TABLE OF CONTENTS

1.   Purchase and Sale of Assets..............................................................       1
     (a)    Generally.........................................................................       1
     (b)    Excluded Assets...................................................................       4
2.   Assumption of Liabilities................................................................       5
     (a)    Generally.........................................................................       5
     (b)    Excluded Liabilities..............................................................       6
     (c)    Risk of Loss......................................................................       8
     (d)    Assumption of Contractual Liabilities; Warranty Obligations.......................       8
3.   Closing; Purchase Price Adjustment.......................................................       9
     (a)  Closing.............................................................................       9
        (i) Payments by Buyer at Closing......................................................       9
       (ii) Deliveries by Sellers at Closing..................................................       9
      (iii) Determination of Closing Net Worth................................................       9
     (b)    Determination and Allocation of Purchase Price....................................      12
     (c)    Sales or Transfer Taxes and Recording Fees........................................      13
     (d)    Other Taxes.......................................................................      13
     (e)    Definition of Taxes...............................................................      13
4.   Conditions to Closing....................................................................      13
     (a)    Buyer's Obligations...............................................................      13
     (b)    Sellers' Obligation...............................................................      15
5.   Representations and Warranties of Sellers................................................      16
     (a)    Organization and Authority of Seller..............................................      16
     (b)    Financial Statements..............................................................      16
     (c)    Taxes.............................................................................      17
     (d)    Title to Personal Property........................................................      17
     (e)    Title to Real Property............................................................      18
     (f)    Condition of Tangible Acquired Assets.............................................      18
     (g)    Intellectual Property.............................................................      18
     (h)    Contracts.........................................................................      19
     (i)    Litigation; Decrees...............................................................      20
     (j)    Insurance.........................................................................      21
     (k)    Employee Benefits; ERISA..........................................................      21
     (l)    Compliance with Laws..............................................................      22
     (m)    Employee and Labor Relations......................................................      22
     (n)    Broker's Fees.....................................................................      22
     (o)    Business Assets...................................................................      22
     (p)    Inventory.........................................................................      22
     (q)    Conflict of Interest..............................................................      22
     (r)    Absence of Certain Business Practices.............................................      23
6.   Covenants of Seller......................................................................      23
     (a)    Access............................................................................      23
     (b)    Ordinary Conduct..................................................................      23
     (c)    Insurance.........................................................................      24
     (d)    Delivery of Records...............................................................      24

     (e)    Transfer of Intellectual Property.................................................      24
     (f)    Change of Name....................................................................      24
     (g)    Bank Accounts.....................................................................      24
     (h)    Covenant Not to Compete...........................................................      24
     (i)    Real and Personal Property Adjustments After the Closing Date.....................      25
7.   Representations and Warranties of Buyer..................................................      25
     (a)    Organization and Authority of Buyer...............................................      26
     (b)    Litigation; Decrees...............................................................      26
     (c)    Availability of Funds.............................................................      26
     (d)    HSR Act...........................................................................      26
     (e)    Broker's Fees.....................................................................      27
8.   Covenants of Buyer.......................................................................      27
     (a)    Agreement.........................................................................      27
     (b)    Buyer Cooperation.................................................................      27
     (c)    Assignment........................................................................      27
9.   Mutual Covenants.........................................................................      27
     (a)    Reasonable Best Efforts...........................................................      27
     (b)    Consents..........................................................................      28
     (c)    Publicity.........................................................................      28
     (d)    Disclosure Supplements............................................................      28
     (e)    Agreement to Negotiate License Arrangement........................................      29
     (f)    Settlement of Avoidance Litigation Claims.........................................      29
     (g)    Cooperation.......................................................................      29
10.  Employees and Employee Benefits..........................................................      29
     (a)    Offers of Employment..............................................................      29
     (b)    Continuation of Participation in Sellers' Plans...................................      30
     (c)    COBRA.............................................................................      30
     (d)    401(k) Plan..,....................................................................      30
     (e)    No Third Party Beneficiaries......................................................      31
11.  Indemnification..........................................................................      31
     (a)    Survival of Representations.......................................................      31
     (b)    Sellers' Agreement to Indemnify...................................................      31
     (c)    Buyer's Agreement to Indemnify....................................................      32
     (d)    Monetary Limitation of Liability..................................................      32
     (e)    Conditions of Indemnification.....................................................      33
     (f)    Other Limitations.................................................................      33
     (g)    Bulk Sales........................................................................      34
12.  Further Assurances.......................................................................      34
13.  Assignment...............................................................................      34
14.  No Third-Party Beneficiaries.............................................................      34
15.  Termination..............................................................................      34
16.  Expenses.................................................................................      35
17.  Amendments...............................................................................      35
18.  Notices..................................................................................      35
19.  Interpretation...........................................................................      36
20.  Counterparts.............................................................................      37
21.  Entire Agreement.........................................................................      37

22.  Severability.............................................................................      37
23.  Governing Law............................................................................      37
24.  Disclosure Schedule......................................................................      38
25.  Related to the Business..................................................................      38
26.  Knowledge................................................................................      38

                             DISCLOSURE SCHEDULE
                             -------------------

1(a)(xi)   - Retained Litigation Claims
1(b)(iii)  - Excluded Agreements
2(a)(x)    - List of Licenses and Leases
4(b)(vi)   - Consents
5(a)       - Foreign Jurisdictions for Sellers
5(d)       - Title to Personal Property
5(e)       - Leased Property
5(g)       - Intellectual Property
5(h)       - Contracts
5(i)       - Litigation
5(k)(i)    - Employee Benefit Plans
5(k)(ii)   - Employee Compensation
5(m)       - Employee and Labor Relations
5(p)       - Inventory
5(q)       - Conflict of Interest
6(b)       - Ordinary Conduct of Sellers


                                   EXHIBITS
                                   --------

Exhibit 5(b)        Interim Statement
Exhibit 9(e)(ii)    License Inventory Disposal

                           ASSET PURCHASE AGREEMENT


          This ASSET PURCHASE AGREEMENT, dated as of January 29, 1999, is entered into by and among Fleer Corp., a Delaware corporation ("Fleer"), Frank
H. Fleer Corp., a Delaware corporation ("Frank Fleer Corp."), and SkyBox International, Inc., a Delaware corporation ("SkyBox," and together with Fleer and Frank Fleer Corp., "Sellers"), Marvel Enterprises, Inc., a Delaware corporation and an affiliate of each Seller ("Marvel"), Golden Cycle, LLC, a Pennsylvania limited liability company ("Buyer"), Roger Grass and Alexander Grass.

                                   RECITALS

          WHEREAS, Sellers are engaged in the business of manufacturing and selling sports and entertainment trading cards (the "Business"); and

          WHEREAS, Sellers desire to sell and Buyer desires to purchase substantially all of the non-cash assets of Sellers on the terms and subject to the conditions of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, and intending to be legally bound, the parties hereby agree as follows:

          1.   Purchase and Sale of Assets.
               ---------------------------

          (a)  Generally. On the terms and subject to the conditions of this
               ---------
Agreement, at the Closing (as defined in Section 3(a) hereof), Sellers hereby agree to sell, transfer, convey and deliver to Buyer, free and clear of all Liens, except for Permitted Liens which arise out of the Assumed Liabilities (as defined in Section 2(a) hereof), and Buyer hereby agrees to purchase from Sellers, all of Sellers' right, title and interest immediately prior to the Closing in all property, assets and rights, wherever located (collectively, the "Assets"), other than the Excluded Assets (as defined in Section 1(b) hereof) (the Assets to be so conveyed shall hereafter be referred to as the"Acquired Assets") and Buyer shall assume from Sellers the Assumed Liabilities. The Acquired Assets shall include, without limitation, all of Sellers' right, title and interest immediately prior to the Closing in the following, other than any such property and assets specifically identified as Excluded Assets:

                    (i) all equipment, machinery, furniture and fixtures, office equipment and fixed assets (collectively, "Equipment");

                    (ii) all warranties, guarantees by any manufacturer, supplier or other transferor to the extent primarily related to any of the Acquired Assets, whether express or implied ("Warranties" );

                    (iii) all unpaid accounts, notes and other receivables in favor of Sellers which arose out of Sellers' conduct of the Business, together with any security interests and all letters of credit in favor of Sellers with respect thereto, but excluding (i) any account, account receivable, note or note receivable payable to the Sellers by Marvel, or any of its subsidiaries, (ii) any of the foregoing as to which Sellers shall have received actual notice, or shall have Knowledge, prior to the Closing that the account debtor (A) has been declared a bankrupt by any court of competent jurisdiction, (B) has commenced or is the subject of any proceeding to be declared a bankrupt, (C) has declared itself insolvent in any court proceedings, (D) has made an assignment for the benefit of creditors, (E) has consented to the appointment of a trustee or receiver for a substantial part of its property, (F) has had such a trustee or receiver appointed without its consent or (G) has refused to make payment of any such account, account receivable, note or note receivable in whole or in part because of a disputed claim or otherwise, and (iii) any account, account receivable, note or note receivable which prior to the Closing shall have been placed by Sellers in the hands of a third party for collection (the accounts, accounts receivable, notes and notes receivable to be transferred to Buyer pursuant hereto are hereinafter called the "Receivables");

                    (iv) cash equal to the sum of (A) in the bank accounts of Sellers on the Closing Date in an amount sufficient to cover all outstanding checks written by Sellers on or prior to the Closing Date, and
     (B) received by Sellers as advance payments on sales to customers classified as "hobby direct customers," and not yet applied against purchases by such "hobby direct customers" (such cash sum is hereinafter referred to as the "Required Closing Date Cash Balance");

                    (v) all inventory (including raw materials, work in process, parts, finished goods and inventory in transit), packaging materials and supplies of Sellers ("Inventory");

                    (vi) all bids, proposals, customer orders, contracts, leases, sale orders, purchase orders and commitments with respect thereto issued by or to Sellers ("Purchase Orders");

                    (vii) all contracts, indentures, guarantees, leases, licenses, commitments and other agreements related to the Business to which any Seller is a party on the Closing Date or by which any of the Acquired Assets is then bound, including, without limitation, employee secrecy agreements between any of the Sellers and any employee thereof employed at any time prior to the Closing Date, including the Contracts (as defined in Section 5(h) hereof);

                    (viii) all foreign and domestic copyrights and other works of authorship, patents, trademarks, trade names, trade dress, logos, registrations and applications for any of the foregoing, trade secrets, inventions, know how, other confidential or proprietary information, designs, models, formulae (including product formulations), processes, computer software (including both owned and licensed software) and other intellectual property primarily related to the Business or owned by the Sellers or which the Sellers have the right to use and assign to Buyer ("Intellectual Property"), including the right to sue for the infringement of any Intellectual Property rights, provided, that Damages (as defined in
                                          --------
     Section 11(b) hereof) with respect to pending actions or lawsuits are to be apportioned between Sellers and Buyer, pro rata based on the period of any such infringement occurring pre-Closing and post-Closing, respectively; provided, that prior to the apportionment of such Damages, each of Buyer
     --------
     and Sellers
     shall be reimbursed pro rata from such Damages for their respective costs and expenses incurred by each of them in the prosecution of such infringement of any Intellectual Property rights;

                    (ix) all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from any Governmental Authority (as defined in Section 4(a)(v) hereof) primarily related to the Business or the Assets ("Licenses and Permits");

                    (x) all sales records, purchase records, customer lists, supplier lists, advertising and promotional materials, production records and other records primarily related to the Business; all records regarding the Occupational Safety and Health Act and other governmental examinations and clearances primarily related to the Business; and all other books and records primarily related to the Business (collectively, "Books and Records"); provided that with respect to books and records relating both to
                --------
     the Business and to other businesses conducted by Sellers or any affiliate of Sellers, the books and records shall constitute Books and Records and Assets only to the extent they relate to the Business (and excerpts that do not relate to the Business may be excised from the Books and Records that are delivered to Buyer, provided that such excerpts are not required to make such Books and Records useable and Sellers shall keep an accurate and complete record of all such excised material); and provided further that
                                                        -------- -------
     Sellers shall have the right to keep, use and/or transfer to a third party a copy of any books and records transferred hereunder that are not exclusive to the Business to the extent that such Books and Records do not relate to the Business and shall have the right to keep and use a copy of all Tax (as defined in Section 3(e) hereof) and accounting Books and Records;

                    (xi) all claims, and the right to any proceeds relating to such claims that Sellers have or may have arising out of or relating to any existing or contingent litigation, suit, action or arbitration, other than
     (A) those claims (collectively, the "Retained Litigation Claims") specified on Section 1(a)(xi) of the Disclosure Schedule accompanying this Agreement (the "Disclosure Schedule") or (B) the Damages Sellers are entitled to in
     Section 1(a)(viii) hereof;

                    (xii) all bank accounts of Sellers, excluding any and all cash and cash equivalents contained in such accounts in excess of the Required Closing Date Cash Balance;

                    (xiii) all prepaid expenses, goodwill and other intangible assets primarily related to the Business;

                    (xiv) those certain leaseholds and other interests in real property held by Sellers, and all of the Sellers' right, title and interest in and to all leases, subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant to said leased property; and

                    (xv) all other assets and properties of Sellers which exist on the Closing Date whether tangible or intangible, real or personal.

          (b)  Excluded Assets.  The following properties and assets of Sellers
               ---------------
are excluded from the Assets to be sold to Buyer pursuant to this Agreement (the "Excluded Assets"), notwithstanding anything to the contrary provided in Section 1(a) hereof:

                    (i) cash, amounts in bank accounts and certificates of deposit, together with all other cash equivalents, marketable securities and short term investments, except for an amount of cash in excess of the Required Closing Date Cash Balance;

                   (ii) all rights of Sellers to any deposits, refunds (including any refund of Taxes required to be paid by Sellers pursuant to this Agreement) and rights of set off and recoupment, other than as set forth on the Interim Statement (as defined in Section 5(b) hereof); and other than the deposit with Worldcom in the amount of $20,000;

                  (iii) Sellers' rights under the contracts, indentures, guarantees, leases, licenses, commitments and other agreements listed on
     Section 1(b)(iii) of the Disclosure Schedule hereto;

                   (iv) Sellers' rights under any policies of insurance purchased by any member of the Seller Group (as defined in Section 11(c) hereof), or any benefits, proceeds or premium refunds payable or paid thereunder or with respect thereto, other than any proceeds payable in respect of loss or damage (a) to any of the Acquired Assets which has not been fully repaired or restored prior to the Closing or (b) resulting from any liability assumed by Buyer pursuant to the terms of this Agreement;

                    (v) except as provided in Section 6(f) with respect to corporate names, the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, Tax returns and other Tax records to the extent not primarily related to the Business (including, without limitation, all Tax records of affiliates of Sellers), seals, minute books, stock transfer books and similar documents of Sellers;

                   (vi) the rights of Sellers under this Agreement or any other agreement between Sellers and Buyer;

                  (vii) Licenses and Permits that are not transferable without the consent of a Government Authority and with respect to which the requisite consent is not obtained at or prior to the Closing;

                 (viii) assets held in Sellers' Plans (as defined in Section 5(k) hereof);

                   (ix) all Retained Litigation Claims and the right to the proceeds relating to such claims;

                    (x) the intercompany receivable in the amount of $37,827,000 owed to Sellers by Marvel reflected in the column headed "Cons. 11/30/98" on the Interim Statement, and all other account, account receivable, note or note receivable payable to the Sellers by Marvel or any of its subsidiaries; and

                   (xi) assets related to any accounting, information systems, legal, human resource, payroll, treasury, insurance, transportation, Tax or other general and administrative services supplied by Marvel or one of its affiliates both to Sellers and one or more other businesses of Marvel or its affiliates (other than any such assets related primarily to the Business or used primarily by employees of Sellers).

               2.   Assumption of Liabilities.
                    -------------------------

               (a)  Generally. On the terms and subject to the conditions of
                    ---------
this Agreement, at the Closing, Buyer shall assume all of the following liabilities, obligations and commitments (whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown) of Sellers (collectively, the "Assumed Liabilities"), other than those liabilities and obligations specifically identified as Excluded Liabilities, in clauses (i) through (xvii) inclusive of Section 2(b) hereof:

                  (i) all liabilities of Sellers reflected in the column headed "Adjusted 11/30/98" on the Interim Statement which are outstanding on the Closing Date;

                 (ii) all liabilities of Sellers incurred after the date of the Interim Statement and prior to the Closing Date, that were incurred by Sellers (x) in the ordinary course since the date of the Interim Statement and (y) in accordance with the terms of this Agreement, and (z) would be included in a balance sheet of Sellers as of the Closing Date prepared in accordance with the column headed "Adjusted 11/30/98" on the Interim Statement;

                (iii) all obligations and liabilities under the license agreement (the "NBA License") between Sellers and the NBA Properties, Inc., arising on and after February 1, 1999 (exclusive of such obligations and liabilities arising from a breach of such agreements prior to the Closing
     Date), and all obligations and liabilities of Sellers arising after the Closing Date under all other contracts, Purchase Orders, leases, licenses, agreements, instruments, commitments and other binding arrangements of Sellers which are included in the Acquired Assets;

                 (iv) subject to and except as provided in Section 10 hereof, all obligations and liabilities of Sellers with respect to all employees of Sellers who become employees of Buyer at the time of the Closing arising after the time of the Closing, including, without limitation, all fringe benefits, vacation pay and sick leave obligations and liabilities, and all severance obligations and liabilities to such employees who are terminated on or after the Closing Date;

                  (v) all sales, transfer or similar taxes or charges, if any, resulting from the sale and transfer of the Acquired Assets to Buyer (exclusive of any liabilities arising from the Bulk Sales Act and similar laws);

                 (vi) all liabilities, obligations and commitments of any kind, character or description, whether absolute, contingent, threatened or otherwise, and whether or not reflected or reserved against on Sellers' Financial Statements, Books or Records, arising from, or incurred in connection with, acts or omissions occurring after the Closing Date with respect to the Acquired Assets or Business;

                (vii) all liabilities and obligations relating to that portion of Accrued Royalties (as defined in Section 3(a)(iii)(A) hereof) which do not represent the product of Sellers' Portion of Accrued Royalties (as defined in Section 3(a)(iii)(G) hereof) multiplied by the Accrued Royalties ("Buyer's Portion of Accrued Royalties");

               (viii) all obligations for outstanding checks written by Sellers on or prior to the Closing Date;

                 (ix) the liabilities, obligations and commitments of Sellers with respect to which Sellers are entitled to indemnification from Buyer pursuant to Section 11(c) hereof; and

                  (x) all of the obligations of Sellers under the licenses and leases set forth on Section 2(a)(x) of the Disclosure Schedule hereof which are not Excluded Assets.

                  (b)  Excluded Liabilities. Notwithstanding any other provision
                       --------------------
of this Agreement, Buyer will not assume, or become liable in any way in respect of, and Sellers shall retain and be responsible for, any and all liabilities and obligations of Sellers (other than the Assumed Liabilities) (collectively, the "Excluded Liabilities"), including:

                  (i) except for the liabilities set forth in the column headed "Adjusted 11/30/98" on the Interim Statement, any liability or obligation of Sellers, directly or as guarantor, for money borrowed or purchase money indebtedness;

                 (ii) any liability or obligation of Sellers for unpaid Taxes (with respect to the Business or otherwise) for periods or transactions prior to the Closing or for unpaid income Taxes arising because Sellers are transferring the Assets, but excluding from the definition of Excluded Liabilities any liability or obligation of Sellers for transfer, sales, use and similar Taxes with respect to the Acquired Assets arising in connection with the consummation of the transactions contemplated hereby to the extent that Buyer is obligated to pay such Taxes pursuant to Section 3(c) hereof;

                (iii) except as provided in Section 16 hereof, any liability or obligation of Sellers for costs and expenses (other than Taxes) in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby;

                 (iv) any liability or obligation of Sellers under this Agreement or any other agreement between Sellers and Buyer;

                  (v) amounts due under that certain Settlement Agreement, dated July 31, 1998 between NBA Properties, Inc., Marvel Entertainment Group, Inc. and Sellers;

                 (vi) any liability or obligation arising from or relating to the contracts, indentures, guarantees, leases, commitments and other agreements listed on Section 1(b)(iii) of the Disclosure Schedule;

                (vii) any liability or obligation arising from or relating to Sellers' Plans, other than liabilities and obligations which Buyer is obligated to pay pursuant to Section 10 hereof;

               (viii) except as reflected on the Interim Statement, any obligations, liabilities or responsibilities of Sellers or any of their affiliates with respect to any employee or spouse or dependent or family member of any employee or former employee of any of the Sellers or any of their respective affiliates resulting from or arising out of such employee's or former employee's employment prior to the Closing or the termination of such employment, including, without limitation, obligations, liabilities or responsibilities with respect to any (a) deferred compensation, overtime compensation, wages, salaries, stock option, stock purchase, severance, retainer, consulting or incentive plan or agreement,
     (b) plan or policy providing for "fringe benefits" to its employees, (c) employment agreement, (d) any accident, event or other occurrence compensable under any applicable workers' compensation or similar state law, (e) civil rights laws, wrongful discharge claims or any other claim, charge or complaint relating to employment with Sellers or any of their affiliates prior to the time of the Closing or the termination of such employment and (f) any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or previously maintained or contributed to by any member of a controlled group (within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 4001(a)(14) of ERISA) which includes Sellers, other than liabilities which Buyer is obligated to pay pursuant to Section 10 hereof;

                 (ix) any liabilities or obligations of any Seller or any of their affiliates in the case captioned In Re: Marvel Entertainment Group,
                                            ----------------------------------
     Inc., et al., Case No. 97-638-RRM, in the United States District Court in
     -------------
     the District of Delaware, relating to or arising under or discharged pursuant to the Fourth Amended Joint Plan of Reorganization Proposed by the Secured Lenders and Toy Biz, Inc. (the "Plan") dated July 31, 1998 and confirmed by order of the United States District Court for the District of Delaware, dated July 31, 1998 ("Bankruptcy Claims");

                  (x) all liabilities and obligations relating to that portion of the Accrued Royalties which represent Sellers' Portion of Accrued Royalties;

                 (xi) all intercompany indebtedness between one or more of Sellers, on the one hand, and one or more of Marvel and its affiliates on the other hand;

                (xii) all liabilities and obligations of Sellers with respect to any contracts or agreements between Sellers and the National Hockey League Players Association and NHL Enterprises, Inc.;

               (xiii) all obligations and liabilities of Sellers with respect to the NBA License arising prior to February 1, 1999;

                (xiv) litigation, claims or proceedings by or before any court, or governmental or regulatory agency or body, or any judicial or quasi-judicial forum or mediation or arbitrations, whether or not existing at the time of the Closing, (a) to the extent related to or based upon the actions or failures to act of any Person prior to the time of the Closing in connection with the Acquired Assets or the Business or (b) for infringement of the Intellectual Property rights of any other Person which infringement occurred prior to the time of the Closing in connection with the Acquired Assets or the Business;

                 (xv) all liabilities of Sellers reflected in the column headed "Adj." on the Interim Statement;

                (xvi) the liabilities, obligations and commitments of Sellers with respect to which Buyer is entitled to indemnification from Sellers pursuant to Section 11(b) hereof;

               (xvii) except for Assumed Liabilities, all liabilities of Sellers which exist at the time of the Closing, whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown; and

              (xviii) liabilities and obligations primarily related to the Excluded Assets.

provided, however, that nothing stated herein shall limit the provisions of,
--------  -------
and the respective obligations of Sellers and Buyer under, Sections 5(f) and 11 hereof.

                    (c)  Risk of Loss. Sellers shall bear the risk of loss of,
                         ------------
and all obligations, if any, to insure, the tangible assets of the Business and the property of any third parties in the possession, custody or control of the Business or for which the Business is responsible, to the Closing Date, and such risk of loss and obligation to insure with respect to the Acquired Assets shall transfer from Sellers to Buyer on the Closing Date.

                    (d)  Assumption of Contractual Liabilities; Warranty
                         -----------------------------------------------
Obligations. At the Closing, Buyer shall assume all liabilities, warranty
-----------
obligations and any other obligations with regard to the Contracts, and all performance bonds or other bonds or guarantees relating thereto entered into or made in the ordinary course of the Business which are described in Section 5(h) of the Disclosure Schedule. Notwithstanding the foregoing, no Contracts shall be assigned contrary to law or the terms of such Contracts. If there are Contracts that cannot be assigned or novated to Buyer at the Closing and the failure to assign or novate the Contract would result in the condition contained in Section 4(a)(iii) not being satisfied, the performance obligations of Sellers thereunder shall, unless not permitted by such Contracts, be deemed to be subleased or subcontracted to Buyer until such Contracts have been assigned or novated. Buyer shall utilize its commercially reasonable efforts (which shall not include the expenditure of money) and take all necessary actions, to assist the Sellers in obtaining any necessary consents or approvals required to assign or novate such Contracts. Each Seller shall utilize its commercially reasonable efforts (which shall not include the expenditure of money) to obtain all necessary consents or approvals required to assign or novate such Contracts and Buyer shall take all necessary actions to perform and complete all Contracts in accordance with their terms if neither assignment, novation, subleasing nor subcontracting is permitted by the other party. Each Seller shall pay over to Buyer any amounts received by any of the Sellers or their respective affiliates after the Closing as a result of performance by Buyer of such Contracts, which payment shall be made promptly, but in no event more than ten (10) days following receipt thereof by any of the Sellers or any of their respective affiliates (without set off or demand of any kind). Buyer shall indemnify and hold the Seller Group harmless, in accordance with terms of Section 11 hereof, with respect to Contracts under which Buyer has received the benefits pursuant to this Section 2(d). Buyer shall not have any obligation to indemnify Sellers pursuant to the terms of this Agreement with respect to any Contract for which Buyer cannot receive the benefit of such Contract despite Buyer's reasonable commercial efforts to perform thereunder.

          3.   Closing; Purchase Price Adjustment.
               ----------------------------------

          (a)  Closing. The closing (the "Closing") of the purchase and sale of
               -------
the Acquired Assets and the consummation of the transactions contemplated by this Agreement shall be held at the offices of Battle Fowler LLP, located at 75 East 55th Street, New York, New York, at 11:00 a.m. Eastern Standard Time on February 10, 1999, or, if the conditions to Closing set forth in Section 4 of this Agreement shall not have been so satisfied or waived by the appropriate party by such time on such date, at such time as the parties shall agree on the fifth business day following the date on which all of the conditions to Closing set forth in Section 4 shall have been so satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date" and the transfer shall for all purposes be considered effective as of the close of business on the Closing Date.

               (i)   Payments by Buyer at Closing. In consideration of the sale,
                     ----------------------------
transfer, conveyance and delivery of all of the Assets by Sellers to Buyer on the Closing Date, and in reliance upon the representations, warranties, covenants and agreements made herein by Seller, Buyer shall, in full payment therefor, subject to Section 3(a)(iii) hereof, pay to Sellers by wire transfer to the bank and account specified by Sellers in writing cash in the amount of $26,000,000 (the $26,000,000 in cash paid by Buyer as adjusted pursuant to Section 3(a)(iii) hereof is referred to in this Agreement as the "Purchase Price"), and deliver to Sellers, the Bill of Sale, General Assignment and Assumption Agreement (the "General Assignment and Assumption Agreement"), in form and substance reasonably satisfactory to Buyer and Sellers.

               (ii)  Deliveries by Sellers at Closing. To effect the transfer
                     --------------------------------
referred to in Section 1(a) hereof, Sellers shall, on the Closing Date, execute and deliver to Buyer: the General Assignment and Assumption Agreement; and the agreements and other instruments required to be delivered by Sellers to Buyer pursuant to Section 4(a) hereof, together with such other instruments as may be reasonably requested by Buyer (including UCC-3 termination statements on UCC-1 financing statements filed against Sellers or the Acquired Assets) to transfer to Buyer Sellers' right, title and interest in the Acquired Assets, without recourse or representation except as provided in this Agreement.

               (iii) Determination of Closing Net Worth.
                     ----------------------------------

                    A. It is the intention of the parties that the Purchase Price shall be adjusted dollar-for-dollar to reflect any difference between the actual Net Worth (as defined in clause (E) below) as of the Closing Date and a deficit Net Worth of $2,071,000. It is also the intention of the parties that the Sellers bear a portion of the Seller's accrued royalty payables as of the Closing Date. Within 45 days after the Closing Date, Buyer shall prepare in good faith (x) a statement setting forth the actual Net Worth as of the close of business on the Closing Date (including the components thereof), after giving effect to the consummation of the transactions between Sellers and Buyer contemplated by this Agreement (the "Net Worth Statement"), and (y) a statement (the "Accrued Royalties Statement") setting forth the accrued royalties payable (other than royalties payable in respect of the NBA License) of Sellers as of the Closing Date ("Accrued Royalties"). The Net Worth Statement shall include a detailed listing of the accounts receivable shown on the Net Worth Statement other than accounts receivable arising out of sales for which royalties are or were payable under the NBA License (the "Net Accounts Receivable"). Buyer shall deliver a copy of both the Net Worth Statement and the Accrued Royalties Statement to Sellers within 45 days after the Closing Date. Throughout the period from the date of delivery to Sellers of the Net Worth Statement and the Accrued Royalty Statement until the date of resolution of any disputed amounts or items thereon, Buyer shall provide Sellers and Sellers' accountants, attorneys, agents and representatives reasonable access during normal business hours, upon reasonable advance notice, to the Books and Records and employees of Buyer and the work papers used by Buyer in preparing the Net Worth Statement and the Accrued Royalty Statement; provided, however, that Sellers shall schedule such
                         --------  -------
                         access through a representative of Buyer (who Buyer agrees to designate in the Net Worth Statement) and in such a way as to avoid material disruption of the normal business of Buyer.

                    B.   Unless Sellers notify Buyer in writing within thirty
                         (30) days after delivery to Sellers of the Net Worth Statement or the Accrued Royalty Statement that Sellers dispute one or more amounts or items shown on the Net Worth Statement or the Accrued Royalty Statement, the Net Worth Statement and the Accrued Royalty Statement shall be final, conclusive and binding on the parties hereto. If Sellers notify Buyer in writing within thirty (30) days after delivery to Sellers of the Net Worth Statement or the Accrued Royalty Statement that Sellers dispute one or more amounts or items shown on the Net Worth Statement or the Accrued Royalty Statement, together with a brief description of such dispute, then Buyer and Sellers shall promptly thereafter meet in good faith to attempt to agree upon a resolution of any and all such disputed amounts or items. If Buyer and Sellers are unable to agree upon a resolution of any disputed amount or item within fifteen (15) days after receipt by Buyer of Sellers' notice regarding the existence of such disputed amount or item, then such disputed amount or item shall be resolved by an independent nationally recognized accounting firm, selected by mutual agreement of Buyer and Sellers, which is not then providing, and has not provided during the one-year period immediately preceding the Closing Date, services to any of (i) Buyer, or any of its affiliates or (ii) Marvel or any of its subsidiaries, including Sellers (the "Independent Accountants"). If Buyer and Sellers are unable to agree upon mutually acceptable Independent Accountants during the fifteen (15) day period referred to in the immediately preceding sentence, then such Independent Accountants shall be selected by mutual agreement of Buyer's independent public accountant and Sellers' independent public accountant. The Independent Accountants shall resolve any and all disputed amounts and items in accordance with the principles and methodology set forth herein within thirty (30) days after such amounts or items are submitted for resolution by it and the parties shall be notified of that resolution. The resolution of such disputed amounts and items by the Independent Accountants shall be final, conclusive and binding upon the parties. The fees and expenses of the Independent Accountants shall be borne equally by Buyer and Sellers.


                    C. If the actual Net Worth reflected on the Net Worth Statement minus Buyer's Portion of Accrued Royalties (such amount, the "Adjusted Net Worth") is less than ($2,071,000), Sellers shall pay to Buyer the amount of such deficit, and if the Adjusted Net Worth is more than ($2,071,000), Buyer shall pay to Sellers the amount of such excess, in each case, with interest thereon from, but not including the Closing Date through and including the date of payment computed as set forth in clause (D) hereof; provided, however, that
                                                         --------  -------
                         if the difference between the Adjusted Net Worth and ($2,071,000) is not in excess of $50,000, then Sellers shall not be required under this clause (C) to pay to Buyer any amounts; and provided, further, that if the
                                                --------  -------
                         difference between the Adjusted Net Worth and ($2,071,000) is not in excess of $50,000, then Buyer shall not be required under this clause (C) to pay to Sellers any amounts. Any amount required to be paid pursuant to this clause (iii) shall be paid, by wire transfer of immediately available funds to the bank and account designated by the party to be paid, (I) if no amounts or items shown on the Net Worth Statement have been disputed as provided herein, within thirty-five days after delivery to Sellers of the Net Worth Statement or the Accrued Royalty Statement, and (II) if any amounts or items shown on the Net Worth Statement or the Accrued Royalty Statement have been disputed and resolved as provided herein, within two business days following the resolution, in accordance with clause (B) hereof, of all such disputed amounts or items.

                         By way of illustration only, if the actual Net Worth is ($1,000,000) and Buyer's Portion of the Accrued Royalties is $2,000,000, then the Adjusted Net Worth would be ($3,000,000). As a result, Sellers would pay to Buyer an amount equal to $929,000 (($3,000,000) - $2,071,000). If the actual Net Worth is ($0) and Buyer's Portion of the Accrued Royalties is $2,000,000, then the Adjusted Net Worth would be ($2,000,000). As a result, Buyer would pay to Sellers an amount equal to $71,000 (($2,000,000) - $2,071,000).

                    D. Interest payable under clause (C) hereof shall be payable at the rate of 7.50% per annum, calculated on the basis of the actual number of days

__________________

*   Brackets represent a negative number.

                         elapsed during the period from but not including the Closing Date through and including the date of payment.

                    E. As used in this Agreement, the term "Net Worth" means the amount by which the sum of the book value of the Acquired Assets (exclusive of cash or cash equivalents) exceeds the sum of the book value of the Assumed Liabilities (exclusive of any amounts of Assumed Liabilities (i) representing allowance for future sales returns as set forth on the Net Worth Statement, (ii) in connection with advance payments on sales to customers classified as "hobby direct customers" and not yet applied against purchases by such "hobby direct customers;" (iii) representing outstanding checks written by Sellers on or prior to the Closing Date; and
                         (iv) representing Accrued Royalties), calculated in accordance with United States generally accepted accounting principles ("GAAP") consistent with the principles applied by Sellers in the preparation of the Interim Statement and the methodology used in preparing the Interim Statement.

                    F. The parties agree that any payments pursuant to paragraph (iii) above shall be deemed to be an adjustment of the Purchase Price.

                    G. On the same date as payment is made pursuant to paragraph (C) hereof, if any, Sellers shall pay a percentage, if any, of the Accrued Royalties ("Sellers' Portion of Accrued Royalties") calculated in accordance with this paragraph. The percentage representing Sellers' Portion of Accrued Royalties shall be calculated as follows:

                              SPAR = 1- (NAR x .22 /AR)

                              Where "SPAR" is the Sellers' Portion of the Accrued Royalties, expressed as a decimal;"NAR" is the Net Accounts Receivable; and "AR" is the Accrued Royalty.

                              By way of illustration only, if the Net Accounts Receivable are $10 million and Accrued Royalties are $5 million, then Buyer would pay 44%, or $2.2 million of the Accrued Royalties set forth on the Accrued Royalties Statement ($10 million multiplied by .22, and divided by $5 million = 44%), and Sellers would pay 56%, or $2.8 million of the Accrued Royalties set forth on the Accrued Royalties Statement.

     (b)  Determination and Allocation of Purchase Price. Within 60 days after
          ----------------------------------------------
agreement is reached on the Net Worth Statement, Buyer shall deliver to Sellers a schedule which allocates the Purchase Price and the Assumed Liabilities among the Acquired Assets in accordance with their fair market value, which allocation shall comply with Section 1060 of the Code. Such allocation shall be final, conclusive and binding on each of Buyer and Sellers for purposes of federal and, where applicable, foreign, state and local Tax returns and for the calculation of Taxes, including the calculation of Taxes pursuant to Section

3(c), and neither party hereto shall voluntarily take any position inconsistent therewith. Each of Buyer and Sellers shall timely file a Form 8594 in accordance with the requirements of Section 1060 of the Code and this Section 3(b). Any adjustment to the Purchase Price pursuant to Section 3(a) shall cause such adjustment to the schedule which allocates the Purchase Price as the parties shall mutually agree.

     (c)  Sales or Transfer Taxes and Recording Fees. Buyer shall execute and
          ------------------------------------------
deliver to Sellers at the Closing any appropriate exemption certificate relating to an occasional sale exemption or an inventory resale exemption from sales, use, transfer or similar Taxes. Buyer shall be responsible for the payment to Sellers for remittance by Sellers of all sales, use, transfer and similar Taxes specifically applicable to the sale by Sellers and the purchase by Buyer of the other Acquired Assets. Any additional required payment of any such sales, use, transfer or similar Tax or refund of any such Tax shall be paid by, or refunded to, Buyer. Sellers and Buyer further agree that Buyer shall be liable for the payment and remittance of all recording fees relating to the filing of assignments of registered Intellectual Property, and that each of Sellers and Buyer shall be liable as is the custom in the locality for the payment and remittance of any other documentary stamps, recording fees or similar Tax whose treatment is not specifically addressed herein.

     (d)  Other Taxes. Sellers shall pay and submit all other social security,
          -----------
withholding, sales and unemployment insurance Taxes and returns to the appropriate municipal, county, state and federal governments due or accrued through the Closing Date.

     (e)  Definition of Taxes. For purposes of this Agreement, "Tax" or "Taxes"
          -------------------
shall mean all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customer duties, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, intangible property, sales, use or transfer, registration, value added, alternative or add-on minimum, estimated or other taxes of any kind whatsoever, any governmental charge or impost of a same or similar nature including any interest, penalty or additions thereto, whether disputed or not.

          4.   Conditions to Closing.
               ---------------------

          (a)  Buyer's Obligations. The obligations of Buyer to purchase and pay
               -------------------
for the Assets pursuant to this Agreement is subject to the satisfaction (or waiver by Buyer) on or prior the Closing of the following conditions:

               (i)  The representations and warranties of Sellers made in
     Section 5 of this Agreement shall be true and correct in all material respects immediately prior to the Closing with the same force and effect as though made immediately prior to the Closing, and Sellers shall have performed or complied in all material respects with all terms, agreements, obligations and covenants required by this Agreement to be performed or complied with by Sellers at the time of the Closing; and Sellers shall have delivered to Buyer a certificate, dated the Closing Date, to such effect certified by each of the Sellers.

               (ii) Buyer shall have received an opinion, dated the Closing Date, of Battle Fowler LLP, special counsel to Seller, reasonably satisfactory to Buyer.

               (iii) Sellers shall have (A) obtained all consents and approvals required by the Contracts listed on Schedule 2(a)(x) to assign them to Buyer and (B) either (x) obtained all consents and approvals required by all other Contracts to assign them to Buyer, except where the failure to obtain such consents and approvals would not have, individually or in the aggregate, a material adverse effect on the results of operations, condition (financial or otherwise), assets, properties or Business of the Sellers or on the Acquired Assets taken as a whole ("Material Adverse Effect"), and all of such consents and approvals shall have been obtained in written instruments reasonably satisfactory to Buyer or (y) complied in all respects with Section 2(d) hereof with respect to any Contracts described in this clause (B) for which such consents and approvals have not been obtained.

               (iv) No action, suit or legal, administrative or arbitral proceeding shall have been instituted by any third party before any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign ("Government Authority"), seeking to enjoin or challenging, or seeking damages from Buyer in connection with, the transactions contemplated by this Agreement, and no injunction or order of any Government Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase or sale of the Acquired Assets hereunder.

               (v) No damage, destruction or loss of any of the assets of the Sellers has occurred or come to exist since the date of this Agreement, after giving effect to any insurance, which has had or may reasonably be expected to have a Material Adverse Effect, nor has any event, occurrence, fact, condition, change or development occurred or come to exist since the date of this Agreement, which has had or is reasonably likely to have a Material Adverse Effect (other than those relating to the sports and entertainment trading card industry generally or general business or economic conditions).

               (vi) Sellers shall have been released by UBS AG Stamford Branch from the Liens referred to in the two Credit Agreements, each dated September 28, 1998, by and among Sellers, and the borrowers named therein, and Sellers shall have obtained the release of all other Liens covering any of the Acquired Assets which are not Permitted Liens which arise out of the Assumed Liabilities.

               (vii) Buyer shall have entered into employment agreements with each of Bill Bordegon, Oscar Hauer and Chris Tobia.

               (viii) All waiting periods, including any extension thereof, applicable to the consummation of the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") shall have expired.

               (ix) Sellers shall have executed and delivered to Buyer, the General Assignment and Assumption Agreement, dated as of the Closing Date.

               (x) Sellers shall have executed and delivered to Buyer, Assignments of Intellectual Property, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer.

               (xi) An officer of Sellers shall have executed and delivered a certificate to Buyer certifying that the aggregate amount of the cash on the Closing Date in the bank accounts of Sellers equals or exceeds the Required Closing Date Cash Balance.

          (b)  Sellers' Obligation. The obligation(s) of Sellers to sell,
               -------------------
transfer, convey and deliver the Assets to Buyer pursuant to this Agreement is subject to the satisfaction (or waiver by Sellers) on or prior to the Closing of the following conditions:

                  (i)  The representations and warranties of Buyer made in
     Section 7 of this Agreement shall be true and correct in all material respects immediately prior to the Closing with the same force and effect as though made immediately prior to the Closing, and Buyer shall have performed or complied in all material respects with all terms, agreements, obligations and covenants required by this Agreement to be performed or complied with by Buyer at the time of the Closing; and Buyer shall have delivered to Sellers a certificate, dated the Closing Date, to such effect certified by Buyer.

                 (ii) Sellers shall have received an opinion, dated the Closing Date, of Wolf, Block, Schorr & Solis-Cohen LLP, special counsel to Buyer, reasonable satisfactory to Sellers.

                (iii) No action, suit or legal, administrative or arbitral proceeding shall have been instituted by any third party before any Government Authority seeking to enjoin or challenging, or seeking damages from Sellers, Marvel or any of their respective affiliates in connection with, the transactions contemplated by this Agreement, and no injunction or order of any Government Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase or sale of the Acquired Assets hereunder.

                 (iv) Sellers shall have been released by UBS AG Stamford Branch from the Liens referred to in the two Credit Agreements, each dated September 28, 1998, by and among Sellers, and the borrowers named therein.

                  (v) Delivery by Buyer to Sellers of the Purchase Price in immediately available funds.

                 (vi)  Sellers shall have received the consents set forth on
     Schedule 4(b)(vi) hereof.
     -----------------

                (vii) The waiting periods (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have otherwise expired.

               (viii) Buyer shall have executed and delivered to Sellers, the General Assignment and Assumption Agreement, dated as of the Closing Date.

                 (ix) Buyer shall have executed and delivered to Sellers, Assignments of Intellectual Property, dated as of the Closing Date.

          5.   Representations and Warranties of Sellers. Each Seller, jointly
               -----------------------------------------
and severally, hereby represents and warrants to Buyer that the statements contained in this Section 5 are true and correct in all respects.

          (a)  Organization and Authority of Seller. Each Seller is a
               ------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller is duly qualified and in good standing to do business as a foreign corporation in each of the States listed in Section 5(a) of the Disclosure Schedule, and Section 5(a) of the Disclosure Schedule sets forth a true and complete list of the other jurisdictions in which each Seller is qualified to do business as a foreign corporation. Each Seller has all corporate power and authority necessary to own and lease its properties and to carry on its respective businesses as now conducted, to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and proceedings required to be taken to authorize the execution, delivery and performance by Sellers and Marvel of this Agreement and the consummation by Sellers and Marvel of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by each Seller and Marvel. Assuming due authorization, execution and delivery by Buyer of this Agreement, this Agreement constitutes legal, valid and binding obligations of each Seller and Marvel, enforceable against each Seller and Marvel in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity. The execution, delivery and performance by Sellers and Marvel of this Agreement does not, and the consummation by Sellers and Marvel of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, any provision of the Certificates of Incorporation or by-laws of Sellers and Marvel, or (ii) conflict with, result in any violation of, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or the acceleration of the maturity of any liability or obligation pursuant to, or result in the creation of any Lien on any of the Acquired Assets under any instrument, contract, commitment or agreement to which Sellers or any of their respective affiliates, or Marvel, is a party or by which Sellers or any of their respective affiliates, or Marvel, or any of the Acquired Assets are bound, or any judgment, order, writ, injunction or decree to which Sellers or any of their respective affiliates, or Marvel, have been specifically identified as subject, or any statute, law, ordinance, rule or regulation applicable to Sellers, any of their respective affiliates, Marvel or the Acquired Assets (except where such conflict, violation, default, termination, acceleration or Lien would not materially impair the ability of Sellers or Marvel to consummate the transactions contemplated hereby, or would not have, individually or in the aggregate, a Material Adverse Effect). Except for the filing of premerger notification and report forms under the HSR Act with respect to the transactions contemplated hereby, if applicable, no material consent, approval, license, permit, order or authorization of, notice to or registration, declaration or filing with (collectively, "Government Approvals") any Government Authority is required to be obtained or made by or with respect to Sellers in connection with the execution, delivery and performance by Sellers or Marvel of this Agreement or the consummation by Sellers or Marvel of the transactions contemplated hereby or compliance by Sellers or Marvel with the terms hereof, other than those which if not obtained or made (A) would not materially impair Sellers' or Marvel's ability to consummate the transactions contemplated hereby or (B) would not, individually or in the aggregate, have a Material Adverse Effect.

          (b)  Financial Statements. Sellers have delivered to Buyer true and
               --------------------
correct copies of the following financial statements (collectively, the "Financial Statements"): (i) an unaudited consolidated Balance Sheet of Sellers as of November 30, 1998 (the "Interim Statement") attached hereto as Exhibit
                                                                     -------
5(b), and (ii) an unaudited combined Statement of Income of Sellers for the
----
eleven-month period ended

November 30, 1998. The Financial Statements (i) fairly present, in all material respects, the assets, liabilities and financial condition of Sellers at their respective dates and the results of operations of Sellers for the respective periods covered thereby, (ii) have been prepared in conformity with GAAP (except for the absence of notes) applied on a consistent basis throughout the periods presented in the Financial Statements, (iii) were prepared in accordance with the Books and Records of the Sellers; (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of its financial condition and the results of its operations for the period covered by said financial statements (except for year-end audit adjustments); (v) contain and reflect provisions for all reasonably anticipated liabilities for all Taxes, with respect to the period then ended and all prior periods; and (vi) with respect to contracts and commitments for the sale of goods or the provision of services by Sellers, contain and reflect reserves for all reasonably anticipated returns and material losses and costs and expenses in excess of expected receipts.

          (c)  Taxes.
               -----

                    (i) Each Seller has timely filed all material Tax returns and reports required to be filed by it with respect to the Business. Sellers have made available to Buyer true and complete copies of each Seller's Tax returns for the years 1995, 1996 and 1997 relating solely to the Business.

                   (ii) Other than Taxes relating to Bankruptcy Claims, all Taxes related to the Business shown to be due on such Tax returns have been paid to the proper taxing authority or an adequate reserve (in conformity with GAAP) has been established therefor.

                  (iii) Other than Taxes relating to Bankruptcy Claims, no material deficiencies for Taxes related to the Business have been claimed, proposed or assessed in writing prior to the date of this Agreement against Sellers or any of its affiliates by any taxing or other Government Authority other than deficiencies paid or settled in writing.

          None of the Assets is "tax exempt use property" within the meaning of
Section 168(h) of the Code. No Seller is a party to any lease relating to the Business made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

          (d)  Title to Personal Property. There is listed in Section 5(d) of
               --------------------------
the Disclosure Schedule (i) a description and the location of each item of tangible personal property (other than Inventory or motor vehicles) owned by Sellers or in the possession of any Seller which is to be transferred to Buyer pursuant hereto having on the date hereof a depreciated book value per unit in excess of Ten Thousand Dollars ($10,000); (ii) an identification of the owner of, and any agreement relating to the use of, each item of tangible personal property (other than motor vehicles) the rights to which are to be transferred to Buyer pursuant hereto under leases or other similar agreements which provide for rental payments at a rate in excess of Twenty Five Hundred Dollars ($2,500) per month; and (iii) an identification of the owner of, and any agreement relating to the use of, each motor vehicle not owned by Sellers the rights to which are to be transferred to Buyer pursuant hereto. Except as set forth on
Schedule 5(d) of the Disclosure Schedule, each Seller has or will have at the time of the Closing good and valid title to all Equipment, Inventory and Receivables which are owned by it, and valid leasehold interests in, or other rights to use or derive benefits from, all Equipment which is not owned by such Seller, in each case free and clear of all liens, claims, charges, security interests, mortgages, restrictive covenants and encumbrances of any nature whatsoever ("Liens"), except for Permitted Liens. As used in this Agreement, the term "Permitted Liens" means (i) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's or other like liens on tangible Assets securing obligations incurred in the ordinary course of Business that are not delinquent; (ii) liens for Taxes and other governmental charges which are not yet due and payable; (iii) in the case of Leased Property (as defined in Section 5(e) hereof), Liens on, or defects in, the ownership or other interests of the lessor of the leased property; and (iv) other than Liens which do not, individually or in the aggregate, materially impair the value or the continued use and operation, in the manner as currently used or operated by Sellers, of the Acquired Assets to which they relate.

          (e)  Title to Real Property. Section 5(e) of the Disclosure Schedule
               ----------------------
contains a complete and accurate list of all leaseholds and other interests in real property held by Sellers (the "Leased Property"). Sellers have no fee title to and do not own any real property. All leases pursuant to which Sellers may hold or use any interest owned or claimed by Sellers in or to Leased Property are in full force and effect with Sellers and, free and clear of all Liens, except Permitted Liens. Each of the leases described in Section 5(e) of the Disclosure Schedule is a valid and binding obligation of the respective Seller referred to therein, and Sellers do not have any Knowledge that any of said leases is not a valid and binding obligation of each of the other parties thereto; Sellers are not, and to the Knowledge of Sellers no other party to any such lease is, in default with respect to any material term or condition thereof, and the Knowledge of Sellers no event has occurred which through the passage of time or the giving the notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a Lien, other than a Permitted Lien, upon any of the Acquired Assets.

          (f)  Condition of Tangible Acquired Assets. To Sellers' Knowledge, all
               -------------------------------------
material tangible Acquired Assets owned, leased, used or employed by Sellers, is in operating condition as required for the proper operation and use thereof in the ordinary course of Business free from any material defects, except such defects as require routine maintenance and such defects as do not materially interfere with the continued use thereof in the conduct of the Business conducted in connection therewith. No further representation is made concerning the physical condition of any tangible Acquired Assets. Except as otherwise provided in this Agreement, the tangible Acquired Assets are being acquired by Buyer "AS IS AND WHERE IS" as of the Closing Date. EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, SELLER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE TANGIBLE ACQUIRED ASSETS, INCLUDING IMPLIED WARRANTIES OF FITNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          (g)  Intellectual Property. Section 5(g) of the Disclosure Schedule
               ---------------------
hereto sets forth a true, complete and correct list of all patents and patent applications, and all registrations of trademarks, trade names, trade dress, service marks and copyrights, and applications for such registrations, that are held by Sellers or any of its affiliates worldwide and are primarily related to the Business. To the Knowledge of Sellers, Sellers own or will own at the time of Closing (free and clear of all Liens, other than (i) Permitted Liens, and (ii) other Liens, if any, described in Section 5(g) of the Disclosure Schedule) or have or will have at the time of the Closing the right to use in the current manner without payment to any other party (other than pursuant to a license, coexistence agreement, undertaking, declaration, limitation of use or consent to use (collectively, "Licenses") described in Section 5(h) of the Disclosure Schedule), the Intellectual Property used by Sellers in the operation of the Business. Except as set forth on Section 5(g) of the Disclosure Schedule, to the Knowledge of Sellers, (i) there are no pending claims which have been made in writing by any person challenging or questioning either the right of Sellers to use, or the validity of, any patent, trademark, trade name, trade dress, service mark or copyright included in the Intellectual Property in any jurisdiction, domestic or foreign, (ii) there are no pending claims by any person which have been asserted in writing alleging that such person has the right to use any patent, trademark, trade name, trade dress, service mark or copyright included in the Intellectual Property other than pursuant to a License described in
Section 5(h) of the Disclosure Schedule, (iii) except for Bankruptcy Claims, there are no pending claims of patent, trademark, trade name, trade dress, service mark or copyright infringement which have been asserted in writing by any person with respect to the right of Sellers to continue to sell any product or service of the Business without payment of a royalty, license fee or similar fee to such person (other than payments that are currently subject to a License described in Section 5(h) of the Disclosure Schedule, and (iv) no product or service of the Business infringes any patent, trademark, trade name, service mark or copyright of any person. Sellers have not received any notice that any patent, trademark, trade name, trade dress, service mark or copyright included in the Intellectual Property has been declared unenforceable or otherwise invalid by any Government Authority. The Intellectual Property and the intellectual property described in Section 1(b)(x) hereof comprise all of the intellectual property necessary to conduct and operate the Business as now being conducted by Sellers, subject to statutory terms of duration, renewal, termination of transfer or similar statutory provisions.

          (h)  Contracts. Section 5(h) of the Disclosure Schedule sets forth the
               ---------
following agreements or contracts, whether oral or written, to which Sellers are a party or by which Sellers or any of the Assets are bound, other than the agreements and contracts described in Exhibit 1(b)(iii):
                                      -----------------

               (i) any employment contract or consulting agreement with any consultant or employee earning more than $75,000 per year or having a term in excess of twelve months other than those that are or at the Closing will be terminable by a Seller at will and without payment of any penalty or severance thereunder;

               (ii) any lease of Equipment or other personal property involving payment by a Seller of annual rental in excess of $30,000 or any series of leases for substantially similar types of Equipment or other personal property involving payment by a Seller of annual aggregate rentals in excess of $30,000;

               (iii) any contract, agreement or commitment for the purchase of Equipment involving the expenditure by a Seller of more than $10,000 individually or $25,000 in the aggregate for related purchases;

               (iv) any contract or agreement evidencing or related to indebtedness for borrowed money (other than Purchase Orders for raw material and inventory);

               (v) any commission or broker contract with a commission or brokerage structure providing for sales requirements for the Business' products in excess of $20,000 annually;

               (vi) any contract, agreement or commitment to sell, lease or otherwise dispose of any Assets other than in the ordinary course of Business;

               (vii) any contract, agreement or commitment with any affiliate of Sellers or any director or officer of Sellers or, to the Knowledge of Seller, any affiliate of any such director or officer (other than employment agreements and Seller's Plans);

               (viii) any contract or agreement purporting to limit the freedom of Sellers to compete in the Business, in any geographic area or with any person, except for commission or broker contracts or agreements with distributors or sales representatives disclosed in paragraph (xi) below, and except as set forth in the Licenses disclosed on Schedule 2(a)(x);

               (ix) any contract, agreement or commitment to use the intellectual property of non-Sellers which involves payments by Sellers after the Closing Date in excess of $25,000;

               (x) any contract, agreement or commitment which relates primarily to sales agency or distributorship;

               (xi) any contract, agreement or commitment, other than distributorship agreements, pursuant to which any of Sellers have licensed any of the Intellectual Property to third parties;

                (xii) any contract, agreement or commitment which relates to partnership, strategic alliance, joint venture or other similar arrangements involving sharing of profit or expenses; and

                (xiii) any contract, agreement or commitment not of the type covered by any of the foregoing subsections (i) through (xii) which have a remaining term exceeding one year, except for those which by their terms are or at the Closing will be terminable by a Seller at will or on 90 or fewer days' notice and without payment of any penalty or premium thereunder and except for those which involve aggregate payments per contract, agreement or commitment of $10,000 or less.

          "Contracts" shall mean any such agreement, contract or understanding required to be disclosed pursuant to this Section 5(h). Each Seller has provided to Buyer a true and correct copy of each of the written Contracts and a summary of the material terms of each of the oral Contracts. With respect to any Contract, there is no existing material default on the part of Sellers or, to Sellers' Knowledge, on the part of any other party thereto, and such Contracts are in full force and effect and enforceable in all material respects in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity. To the Sellers' Knowledge, (A) Sellers are not in default under any of the Contracts, and (B) it is not probable that Sellers will, prior to the Closing Date, default under any of the Contracts, except in the case of (A) or (B), where such defaults would not, individually or in the aggregate, constitute a Material Adverse Effect.

          (i)  Litigation; Decrees.
               -------------------

               (i) Except as set forth on Section 5(i) of the Disclosure Schedule, no action, lawsuit, proceeding or investigation is pending (with respect to which Sellers have been notified or served) or, to the Knowledge of Sellers, threatened against Sellers by or before any Government

     Authority (other than worker's compensation claims) which, if adversely determined, would, individually or in the aggregate, (a) adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement or to comply with the terms hereof or thereof or (b) have a Material Adverse Effect. The representations in this Section 5(i)(i) do not relate to Taxes or Sellers' Plans, all representations with respect to which are the subject of Sections 5(c) and (k), respectively.

               (ii) Sellers are not specifically identified as a party subject to any material restrictions or limitations under any judgment, order or decree of any Government Authority.

          (j)  Insurance. Sellers are insured under policies presently issued in
               ---------
favor of Sellers and/or Marvel. None of such insurance policies will be transferred or assigned to Buyer, and Buyer will not be named as an additional insured under or entitled to the benefits of any such policy.

          (k)  Employee Benefits; ERISA.
               ------------------------

               (i) Section 5(k)(i) of the Disclosure Schedule identifies each of Sellers' Plans. "Sellers' Plans" means each material employee pension, retirement, stock bonus, stock option, stock purchase, variable pay, deferred compensation, welfare, hospitalization, medical, dental, vision, vacation, insurance, sick pay, disability, severance, fringe benefit, incentive or bonus plan and any other policy, plan, agreement, contract or arrangement for benefits (including any "employee benefit plan" as defined in Section 3(3) of ERISA), whether or not subject to ERISA, providing employee benefits to current or former employees, officers or directors of the Sellers or any ERISA Affiliate. For purposes of this Agreement, "ERISA
                                                                          -----
     Affiliate" means all persons and entities which are treated as being under
     ---------
     common control with the Sellers, its subsidiaries or any affiliate under
     Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of
     ERISA.

               (ii) Section 5(k)(ii) of the Disclosure Schedule sets forth a true and complete description of the salary or hourly compensation, date of hire, and accrued vacation as of a recent date for employees of Seller.

               (iii) Each of Sellers' Plans that is intended to be a tax-qualified plan under Section 401(a) of the Code has been determined by the Internal Revenue Service to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and nothing has occurred, including the adoption of or failure to adopt any Plan amendment, which would adversely affect such qualified or tax-exempt status.

               (iv) Except as required by law, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any of Sellers' Plans (as defined in Section 5(k) herein), whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will result in any obligation of the Buyer or any affiliate of Buyer to make any payment (whether of severance pay, including, and not limited to, salary, related vacation pay, pension pay and other similar payments and costs, or otherwise) or to accelerate, vest or increase the amount of benefits payable to any employee or former employee, officer or director of Sellers or any ERISA Affiliate of Sellers, except to the extent otherwise provided in Section 10 hereof.

          (l)  Compliance with Laws. Sellers are in compliance with all
               --------------------
applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, domestic or foreign, except for noncompliance which would not have, individually or in the aggregate, a Material Adverse Effect. This Section 5(l) does not relate to Taxes and Sellers' Plans, all representations with respect to which are the subject of Sections 5(c) and
(k).

          (m)  Employee and Labor Relations. None of Sellers nor any of their
               ----------------------------
respective affiliates is a party to or is bound by any collective bargaining agreements or other contracts with any labor union representing employees of Sellers. Except as set forth in Section 5(m) of the Disclosure Schedule, there are no unfair labor practice complaint against Sellers pending before the National Labor Relations Board or any state or local agency; pending labor strike or other material labor trouble affecting the Sellers; material labor grievance pending against the Sellers or pending representation question respecting the employees of the Sellers.

          (n)  Broker's Fees. There are no brokerage commissions, finders' or
               -------------
agents' fees or similar fees or commissions payable in connection with the transactions contemplated by this Agreement based on any agreement, arrangement or understanding with Sellers, or any action taken by or on behalf of Buyer.

          (o)  Business Assets. Except for the Excluded Assets and except for
               ---------------
licenses, permits, approvals, authorizations and similar rights which are not transferable to Buyer, all properties, interests, contracts, assets, licenses, transferable permits, rights and franchises (of every kind, nature character and description, real, personal or mixed, tangible or intangible, whether or not reflected in the Interim Statement) which are utilized primarily in the conduct of the Business as presently conducted are included in the Acquired Assets and are either owned by the Sellers or licensed or leased to the Sellers.

          (p)  Inventory. Except as set forth in Section 5(p) of the Disclosure
               ---------
Schedule, the Inventory of Sellers consists of merchandise of a quality and quantity useable and saleable in the ordinary course of business.

          (q)  Conflict of Interest. Except as set forth in Section 5(q) of the
               --------------------
Disclosure Schedule, no officer or director of Sellers or any affiliate of any such person (other than Marvel or any subsidiary of Marvel) now has, either directly or indirectly:

               (i) any material equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to the Sellers, or purchases or during such period purchased from Sellers any goods or services, or otherwise does or during such period did business with the Sellers; or

               (ii) any material beneficial interest in any contract, commitment or agreement to which Sellers are or were a party or under which they were obligated or bound or to which their properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Sellers and such persons in their capacities as employees, officers or directors of Sellers.

          (r)  Absence of Certain Business Practices. Except as set forth on
               -------------------------------------
Section 5(r) of the Disclosure Schedule, to the Knowledge of Sellers, none of the Sellers or any affiliate thereof, or any officer, director, employee or agent of such company or such affiliate acting on behalf of such company or affiliate, has made, directly or indirectly, any offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to:

               (i) any official or employee of a Governmental Body or a Sports Body,

               (ii) any political party or official thereof or any candidate for political office, or

               (iii) any customer, supplier, or competitor of the Sellers or any employee, officer or director thereof,

in order to assist such company or affiliate in obtaining or retaining business for or with, or directing business to, or obtaining a license of any intellectual property from, any Person, not engaged in any other practice (including but not limited to violation of any anti-trust law or law regulating minority business enterprises), which in any case would subject the Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which would be grounds for the termination or modification of any material contract, license or other instrument to which any of the Sellers is a party. "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private). "Sports Body" means any body responsible for the organization or oversight of any sport, whether professional or amateur, or collectively representing the participants in such sport.

          6.   Covenants of Seller.  Sellers covenant and agree as follows:
               -------------------

          (a)  Access. Subject to Buyer's obligations under the Confidentiality
               ------
Agreement (as defined in Section 8(a) hereof), prior to the Closing, Sellers will give Buyer and its officers, employees, agents and representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, and Books and Records; provided, however, that (i)
                                                  --------  -------
such access shall not unreasonably disrupt the normal operations of Sellers or their respective affiliates, (ii) neither Buyer nor any of its officers, employees, agents or representatives shall have access to any personnel of Sellers or their respective affiliates other than the employees identified pursuant to Section 25 of this Agreement without Sellers' prior written consent, which shall not be unreasonably withheld, and (iii) Sellers may excise from any books and records to which Buyer and its officers, employees, agents and representatives have access all information that does not relate to the Business.

          (b)  Ordinary Conduct. Except as expressly contemplated by this
               ----------------
Agreement or as set forth on Section 6(b) of the Disclosure Schedule, from the date hereof to the Closing, Sellers shall (i) conduct the Business in the ordinary course in substantially the same manner as presently conducted, (ii) maintain proper business and accounting records for the Business, and (iii) make all reasonable efforts consistent with past practices to preserve the business organization of the Business and relationships of the Business with its material customers and suppliers, key employees and others with whom it has a material business relationship and without limiting the generality of the foregoing Sellers shall not (except with the prior written consent of Buyer): (A) sell or transfer any of the Acquired Assets, including, without limitation, Intellectual Property or other intangible Acquired Assets, except sales in the ordinary course of the Business of inventory or of immaterial amounts of other tangible personal property not required in the Business; (B) mortgage, pledge, or encumber any of the properties or assets of the Seller, except for Permitted Liens; (C) materially amend, modify, or terminate any material Contract affecting the Business other than in the ordinary course of the Business; or (D) make any increase in, or any commitment to increase, the compensation payable to any of the Sellers' officers, directors, employees or agents, other than routine increases made in the ordinary course of the Business not exceeding the greater of seven percent (7%) per annum or Five Thousand Dollars ($5,000) per annum for any of them individually; or (vi) materially alter the manner of keeping its Books and Records or the accounting practices therein reflected.

          (c)  Insurance. Sellers shall keep, or cause to be kept, all insurance
               ---------
policies of Sellers or Marvel relating to the Business, or substantially equivalent replacements therefor, in full force and effect through the Closing.

          (d)  Delivery of Records. At the Closing or as soon thereafter as
               -------------------
practicable, but in no event later than 30 days after the Closing Date, Sellers will deliver or cause to be delivered to Buyer all Warranties, Purchase Orders, Contracts, Licenses and Permits, and Books and Records included in the Assets, subject to Sellers' retention rights provided in Section 1(a) hereof.

          (e)  Transfer of Intellectual Property. Immediately after the Closing,
               ---------------------------------
Buyer will own all of the Intellectual Property subject to the representations and warranties of Section 5(g). At and following the Closing, Sellers shall deliver or cause to be delivered instruments of assignment, assumption and transfer of the Intellectual Property as may reasonably be requested by Buyer.

          (f)  Change of Name. As soon as is practicable after Closing, Sellers
               --------------
shall change their organizational names to eliminate the use of the names "Fleer" or "SkyBox" or any derivations thereof in their organizational names and shall thereafter provide Buyer with reasonably satisfactory evidence thereof and, except as otherwise provided herein, shall not thereafter use such word or any derivations thereof in its organizational name.

          (g)  Bank Accounts. Sellers shall use their reasonable best efforts to
               -------------
cause Seller's bank accounts existing immediately prior to the Closing Date to be transferred to Buyer on the Closing Date, including providing Buyer as the sole signatory on such accounts.

          (h)  Covenant Not to Compete.
               -----------------------

               (i) Subject to the Closing having occurred, without the prior written consent of Buyer, neither Sellers, Marvel or any subsidiary of Marvel (the "Non-Compete Group") will, directly or indirectly (whether through any partnership of which it or any such person is a member, through any trust in which it or any such person is a beneficiary or trustee, or through a corporation or other association in which it or any such person has any interest, legal or equitable, or in any other capacity whatsoever), engage in any business competitive with the Business as conducted on the Closing Date in any county or any other political subdivision of any state of the United States of America or of any other country in the world where the Sellers conduct its Business as of the Closing Date; provided, however,
                                                              --------  -------
     that nothing in this Section 6(h) shall be construed to prevent Marvel from licensing its characters in any manner, including without limitation, for trading and/or entertainment card purposes. This covenant not to compete shall extend for a period of three
     (3) years from the Closing Date, or until such earlier time as Buyer, its successors or assigns, shall cease to carry on or have an interest in the Business and the Acquired Assets acquired hereunder.

               (ii) Sellers on behalf of themselves and the Non-Compete Group acknowledge that they intend that the Non-Compete Group shall fully and effectively convey to Buyer all rights to be transferred to Buyer pursuant to Section 1(a)(vii) hereof, including, without limitation, each process, invention, trade secret, formula and other item of know-how relating to the Business. Accordingly, notwithstanding the expiration of the covenant not to compete set forth in this Section 6(h), at all times thereafter the Non-Compete Group shall keep confidential and shall not disclose to others any proprietary rights and shall not use or permit to be used any proprietary rights; provided, however, that such proprietary rights do not include
             --------  -------
     information which (i) was generally available to the public other than as a result of a disclosure by any member of the Non-Compete Group in violation of this Agreement, (ii) was independently developed after the Closing Date by the Non-Compete Group or becomes known after the Closing Date to any member of the Non-Compete Group or any of their respective directors or officers, or (iii) is or becomes available to any member of the Non-Compete Group or any of their respective directors or officers by a third party having a lawful right to disclose such information.

               (iii) The parties hereto agree that the duration and area for which the covenant not to compete set forth in this Section 6(h) is to be effective are reasonable. In the event that any court of competent jurisdiction determines that the time period or the area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every county outside the United States of America where this covenant is intended to be effective. Sellers on behalf of themselves and the Non-Compete Group agree that damages are an inadequate remedy for any breach of this covenant and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions upon any actual or threatened breach of this covenant.

               (iv) The parties hereto acknowledge that the covenant not to compete set forth in this Section 6(h) has not been bargained for separate and apart from the Purchase Price to be paid for the Acquired Assets and that no part of such Purchase Price is allocable to such covenant not to compete.

          (i)  Real and Personal Property Adjustments After the Closing Date.
               -------------------------------------------------------------
Real estate and personal property taxes with respect to the Acquired Assets to be conveyed to Buyer pursuant hereto shall be prorated through the Closing Date.

          7.   Representations and Warranties of Buyer. Buyer hereby represents
               ---------------------------------------
and warrants to Sellers that the statements contained in this Section 7 are true and correct in all respects.

          (a)  Organization and Authority of Buyer. Buyer is a limited liability
               -----------------------------------
company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has all power and authority necessary to enter into this Agreement and to consummate the transactions contemplated hereby. All acts and proceedings required to be taken to authorize the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer. Assuming due authorization, execution and delivery by Sellers of this Agreement, this Agreement constitutes legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity. The execution, delivery and performance by Buyer of this Agreement do not, and the consummation by Buyer of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, any provision of the certificate of formation, operating agreement or other organizational documents of Buyer, or (ii) conflict with, result in any violation of, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or the acceleration of the maturity of any liability or obligation pursuant to, any instrument, contract, commitment, agreement or arrangement to which Buyer or any of its affiliates is a party or by which Buyer or any of its affiliates or the property or assets of Buyer are bound, or any judgment, order, writ, injunction or decree to which Buyer or any of its affiliates has been specifically identified as subject, or any statute, law, ordinance, rule or regulation applicable to Buyer, any of its affiliates or the property or assets of Buyer (except where such conflict, violation, default, termination, acceleration or Lien would not materially impair the ability of Buyer to consummate the transactions contemplated hereby or have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of Buyer, taken as a whole). Except for the filing of premerger notification and report forms under the HSR Act, if applicable, no material Government Approval of or with any Government Authority is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby or compliance by Buyer with the terms hereof, other than those which if not obtained or made (A) would not materially impair Buyer's ability to consummate the transactions contemplated hereby or (B) would not, individually or in the aggregate, have a material adverse effect on Buyer.

          (b)  Litigation; Decrees. Buyer is not specifically identified as a
               -------------------
party subject to any material restrictions or limitations under any judgment, order or decree of any Governmental Authority. There are no actions, lawsuits, proceedings or investigations pending (with respect to which Buyer has been served or otherwise notified) or, to the knowledge of Buyer, threatened against Buyer by or before any Government Authority which, if decided adversely to Buyer, would adversely affect the ability of Buyer to consummate the transactions contemplated hereby or have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of Buyer, taken as a whole.

          (c)  Availability of Funds. Buyer has sufficient funds on hand, or
               ---------------------
access to sufficient funds, to consummate the transactions contemplated hereby without any financing whatsoever.

          (d)  HSR Act. No filing will be required under the HSR Act for the
               -------
transactions contemplated hereby.

          (e)  Broker's Fees. There are no brokerage commissions, finder's or
               -------------
agent's fees or similar fees or commissions payable in connection with the transaction contemplated by this Agreement based on any agreement, arrangement or understanding with Buyer, or any action taken by or on behalf of Buyer.

          8.   Covenants of Buyer.
               ------------------

          (a)  Confidentiality Agreement. Buyer acknowledges that the
               -------------------------
information being provided to it by Sellers is subject to the terms of a confidentiality agreement between Buyer and Marvel dated November 20, 1998 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. The Confidentiality Agreement shall remain in effect after the Closing as to all confidential information that does not relate to the Business.

          (b)  Buyer Cooperation. Following the Closing Date, upon the written
               -----------------
request of Sellers or Marvel, Buyer shall, and shall cause its affiliates, officers, employees, agents and representatives to, reasonably assist (i) Sellers and Marvel in defending against or objecting to any Bankruptcy Claims, and (ii) the Avoidance Litigation Trustee (as defined in the Plan) and the MAFCO Litigation Trustees (as defined in the Plan), as applicable, in prosecuting Litigation Claims (as defined in the Plan) to the extent and only to the extent that Seller or Marvel are obligated to assist the Avoidance Litigation Trustee and the MAFCO Litigation Trustee pursuant to the Plan. Buyer hereby agrees that following the Closing Date it will take all reasonable precautions and actions, including, without limitation, such precautions as Buyer employs with respect to its own books and records, to avoid the destruction or damage to the Books and Records of Sellers until the final resolution of all Bankruptcy Claims and Litigation Claims. Sellers shall provide Buyer and its affiliates, officers, employees, agents and representatives with reasonable notice under the circumstances within which to provide such assistance. Sellers agree to reimburse Buyer and its affiliates, officers, employees, agents and representatives for their reasonable and documented out-of-pocket expenses (and reasonable reimbursement for the time of senior employees of Buyer pursuant to which extraordinary demands have been placed upon such senior employees in accordance with this Section 8(b)) incurred in connection with providing such assistance.

          (c)  Assignment. Buyer acknowledges that it has executed this
               ----------
Agreement as the sole general partner to a newly formed limited partnership. Buyer agrees that it shall assign its rights hereunder to such limited partnership.

          9.   Mutual Covenants.  Each of Sellers and Buyer covenants and
               ----------------
agrees as follows:

          (a)  Reasonable Best Efforts. Subject to the terms and conditions of
               -----------------------
this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable laws and regulations to satisfy all conditions to Closing set forth in this Agreement that are within such parties' control at the earliest practicable date thereafter, provided, however, that nothing in this Agreement shall obligate
            --------  -------
Buyer, Sellers, Marvel, or any of their respective affiliates to sell, transfer or otherwise dispose of any of their respective assets to cause a termination of any applicable waiting period under the HSR Act. In addition, Sellers agree to use reasonable best efforts to assist Buyer in providing information, including financial information as reasonably requested by Buyer, relating to the Acquired Assets, the Assumed Liabilities and the Business to bank lenders to Buyer and its affiliates in connection with the transactions contemplated by this Agreement. Prior to the Closing Date, Sellers agree to provide Buyer with (i) reviewed financial statements of Sellers prepared by Ernst & Young for the three months ended December 31, 1998, and (ii) reviewed financial statements of Sellers prepared by Ernst & Young for the nine months ended December 31, 1998.

          (b)  Consents. Without limiting the generality of Section 9(a) hereof,
               --------
each of the parties hereto shall use its reasonable best efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Government Authorities, including without limitation, those required under the HSR Act, if any, necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Notwithstanding the foregoing or Section 9(a) hereof, except for the fee to be paid for the filing of premerger notification and report forms under the HSR Act, if any, which fee will be paid by Buyer, neither Buyer nor Sellers shall have any obligation to commence any litigation or pay any fee or offer or grant any other financial accommodation to any third party for the purpose of obtaining any such license, permit, authorization, consent or approval or pay any costs and expenses of any third party resulting from the process of obtaining any such license, permit, authorization, consent or approval. Each of the parties hereto shall make or cause to be made all filings and submissions under laws and regulations applicable to it or them as may be required for the consummation of the transactions contemplated by this Agreement, including without limitation, those required under the HSR Act, if any. In addition, Sellers and Buyer will each use their reasonable best efforts, and will cooperate fully with each other to cause a termination of any applicable waiting period under the HSR Act without the entry by a court of competent jurisdiction of an order enjoining the consummation of the transactions contemplated hereby at as early a date as possible. Buyer and Sellers shall coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

          (c)  Publicity. Effective from the date of this Agreement, Sellers and
               ---------
Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party prior to the Closing without the prior written consent of the other party, except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall, if practicable under the circumstances, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

          (d)  Disclosure Supplements. From time to time prior to the Closing,
               ----------------------
Sellers and Buyer will promptly supplement or amend the Disclosure Schedule with respect to any matter which would make any representation or warranty set forth in Section 5 or Section 7, as the case may be, inaccurate if updated immediately prior to the Closing or as is necessary to correct any information in the Disclosure Schedule or in any representation or warranty of Sellers or Buyer made in Section 5 or Section 7, as the case may be. For purposes of determining the fulfillment of the conditions set forth in Section 4(a)(i) or Section 4(b)(i), as the case may be, as of the Closing and the accuracy of the representations and warranties contained in Section 5 or Section 7, as the case may be, if the Closing does not occur, the Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. However, for purposes of determining the accuracy of the representations or warranties of Sellers or Buyer contained in
Section 5 or Section 7, as the case may be, or the liability of Sellers or Buyer with respect thereto under Section 11(b) or Section 11(c), as the case may be, should the Closing occur, the Disclosure Schedule shall be deemed to include all information contained in any subsequent supplement or amendment thereto.

          (e)  Agreement to Negotiate License Arrangement. (i) For a period of
               ------------------------------------------
thirty (30) days immediately following the Closing Date (the "License Negotiation Period"), Marvel will negotiate in good faith with Buyer on an exclusive basis a license agreement (the "Marvel License Agreement") pursuant to which Marvel would grant a license right to Buyer to utilize certain characters and properties of Marvel in which Marvel owns copyrights, trademarks or tradenames, solely upon and in connection with the sale and distribution of "standard size" character-identified ink-on-paper trading cards (the "Trading Cards"), subject to terms and conditions to be mutually agreed upon between Marvel and Buyer. Nothing contained in this paragraph shall be construed to obligate Marvel or Buyer to enter into or execute such Marvel License Agreement. Unless the Marvel License Agreement is entered into, Buyer shall have no right with respect to any such characters or properties and no such rights shall be included in the Assets. During the License Negotiation Period, Marvel will not to enter into any negotiations with any third party other than Buyer concerning such a license agreement.

          (ii) If Marvel and Buyer shall not have entered into and executed the Marvel License Agreement within the License Negotiation Period, Buyer shall have the right to dispose on a non-exclusive basis of its then existing inventory (on hand or in process) of Trading Cards; provided that such disposal shall be conducted in accordance with the terms and conditions set forth in Section 9(e)(ii) of the Disclosure Schedule attached hereto.

          (f) Settlement of Avoidance Litigation Claims. Following the Closing
              -----------------------------------------
Date, Marvel shall, if directed by Buyer, exercise its rights under Section 7.2 of the Plan solely with respect to claims against any person or entity which is a provider of goods or services to the Business or party to any licensing agreement with Sellers relating to the Business as of the Closing Date; provided, that Marvel shall not be obligated to comply with such direction of
--------
Buyer if such action would, in the discretion of Marvel, have a material adverse effect on the business of Marvel.

          (g)  Cooperation. Sellers and Buyer shall cooperate fully with each
               -----------
other and make available or cause to be made available to each other for consultation, inspection and copying in a timely fashion such personnel, Tax returns, files, books and records, documents and other information as may be reasonably requested (i) for the preparation of any Tax return, election, consent or certificate required to be prepared or filed by Sellers or Buyer (or their respective affiliates) or (ii) in connection with any audit or proceeding relating to Taxes, and the requesting party shall pay any reasonable out-of-pocket expenses incurred in connection therewith. Sellers and Buyer shall retain all Tax returns, schedules and workpapers, and all material records or other documents relating thereto, until the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax returns or other documents relate.

          10.  Employees and Employee Benefits.
               -------------------------------

          (a)  Offers of Employment. Buyer will offer employment, effective
               --------------------
immediately after the Closing, to all active employees of Sellers. The employees of Sellers or any affiliate of Sellers who become employees of Buyer are referred to in this Section 10 as the "Employees". Buyer shall grant all Employees credit for all service with Sellers and their affiliates and their respective predecessors prior to the Closing Date for purposes of eligibility, vesting, and benefit differential determined on the basis of length of service under any benefit plan maintained or contributed to by Buyer (or any affiliate of Buyer) that covers any such Employees.

          (b)  Continuation of Participation in Sellers' Plans. Buyer and
               -----------------------------------------------
Sellers agree that for a period of commencing on the Closing Date and continuing for the remainder of the month in which the Closing occurs and continuing for a period of one month thereafter, or, if sooner with respect to any plan, until the establishment by Buyer of its own comparable medical plan or decision not to provide such coverage and notification thereof to Sellers by Buyer, Buyer (or any affiliate of Buyer) shall, for the benefit of the Employees (and their spouses, dependents and family members), including any Employee or covered dependent who is a qualified beneficiary entitled to coverage under Section 4980B of the Code or Sections 601 through 608 of ERISA, participate in each Employee Welfare Benefit Plan (as such term is defined under Section 3(1) of ERISA) listed in Section 10(b) of the Disclosure Schedule sponsored or maintained by one or more of the Sellers under which any of the Employees benefitted on or prior to the Closing Date. In consideration, Buyer (or any affiliate of Buyer) shall pay to Sellers the amounts set forth as follows. For benefits covered by insurance, Buyer (or any affiliate of Buyer) will pay to Sellers an amount equal to the per-individual (or per-family, as appropriate) cost of the related premiums for the period after the Closing Date during which the Employees (or any of their spouses, dependents or family members) participate under such Plans, multiplied by the number of such individuals (or families, as appropriate) participating under the appropriate Employee Welfare Benefit Plans during such period. For benefits which are self-insured, Buyer (or any affiliate of Buyer) will pay to Sellers an amount equal to one hundred and five percent (105%) of the actual costs incurred by one or more of the Sellers of maintaining such programs during the period after the Closing Date which Buyer (or any affiliate of Buyer) participates under the appropriate programs multiplied by a fraction, the numerator of which is the number of Employees (and their spouses, dependents and family members) participating under each such program during such period and the denominator of which is the average number of all individuals participating under such program during such period.

          (c)  COBRA. Buyer (or any affiliate of Buyer), or any plan maintained
               -----
by Buyer (or by any affiliate of Buyer), at Buyer's cost (or at the cost of any affiliate of Buyer), will provide continued health and medical coverage as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable federal, state or local law or ordinance to all Employees (and their spouses, dependents and beneficiaries) with respect to whom a "qualifying event" (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering event described under the applicable federal, state or local laws or ordinances occurred after the Closing Date.

          (d)  401(k) Plan. The following is hereby agreed with respect to the
               -----------
cash-or-deferred profit sharing plan listed on Section 5(k)(i) of the Disclosure Schedule (the "Marvel 401(k) Plan"):

                    (i) As soon as practicable after the Closing Date, Buyer (or any affiliate of Buyer or a limited partnership of which Buyer is the sole general partner) will adopt a cash-or-deferred profit sharing plan (the "New 401(k) Plan") under the applicable sections of the Code. If necessary, and as soon as practicable thereafter, but in any event within the remedial amendment period for the applicable plan year of the New 401(k) Plan, Buyer (or any affiliate of Buyer or a limited partnership of which Buyer is the sole general partner) will cause the New 401(k) Plan and related funding arrangement to be submitted to the IRS for a determination letter providing that the new 401(k) Plan and related funding arrangement are qualified under the applicable provisions of the Code and will take all action required by the IRS (including the adoption of plan amendments) as a condition to issuing such favorable determination.

               (ii) As soon as practicable following the Closing Date, but following the adoption of the New 401(k) Plan and subject to all IRS notice requirements, Sellers (or the parent of Sellers) will direct the trustee of the trust related to Marvel 401(k) Plan to effectuate a transfer to the trustee of the New 401(k) Plan of amounts, in cash equal to the aggregate total account balances for all Employees who are employed by Buyer as of such date, the amount of such account balances being determined as of the valuation date occurring on, or immediately prior to, the date of such transfer. Buyer and Sellers will cooperate in the filing of all documents required in connection with the transfer of assets described herein.

          (e)  No Third Party Beneficiaries. Without limiting the generality of
               ----------------------------
Section 14, the preceding subsections of this Section 10 shall not confer any rights or remedies upon any employee of Sellers, its affiliates or Buyer or any other person other than the parties and their respective successors and assigns.

          11.  Indemnification.
               ---------------

          (a)  Survival of Representations. The representations and warranties
               ---------------------------
in this Agreement and in any other document delivered in connection herewith shall survive the Closing Date until April 30, 2000; provided, however, that the representations and warranties made by Sellers set forth in Sections 5(c) and 5(k) hereof shall survive the Closing Date until the expiration of all applicable statutes of limitation with respect to claims made with respect thereto. The covenants in this Agreement shall survive the Closing Date.

          (b)  Sellers' Agreement to Indemnify. Upon the terms and subject to
               -------------------------------
the conditions of this Section 11, Sellers and Marvel shall, jointly and severally, indemnify and hold harmless Buyer and its affiliates (collectively, the "Buyer Group"), from and after the Closing, from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (collectively, "Damages"), resulting to, imposed upon or incurred by the Buyer Group or any member thereof, directly or indirectly, by reason of or resulting from:

               (i) the breach of, or any inaccuracy of any representation or warranty of Sellers contained in this Agreement (giving effect to any notices given by the Sellers and any update or supplement to the Disclosure Schedule delivered to Buyer at Closing);

               (ii) the breach of any covenant or other agreement of Sellers contained herein;

               (iii) any Excluded Liabilities;

               (iv) any Bulk Sales Act or similar law as provided in Section 11(g); and

               (v) infringement claims or actions brought by the licensors to the agreements set forth as Items 9, 10, 11 and 12 to Section 2(a)(x) of the Disclosure Schedule.

          (c)  Buyer's Agreement to Indemnify. Upon the terms and subject to the
               ------------------------------
conditions of this Section 11, Buyer shall indemnify and hold harmless Sellers and its affiliates (collectively, the "Seller Group"), at any time after the Closing, from and against any and all Damages resulting to, imposed upon or incurred by the Seller Group or any member thereof, directly or indirectly, by reason of or resulting from:

               (i) the breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement (giving effect to any notices given by Buyer and any update or supplement to the Disclosure Schedule delivered to Sellers at Closing);

               (ii) the breach of any covenant or other agreement of Buyer contained herein;

               (iii) the Assumed Liabilities;

               (iv) Contracts under which Buyer has received benefits pursuant to Section 2(d) hereof; and

               (v) the Worker Adjustment and Retraining Notification Act of 1988 as a result of the transactions contemplated by this Agreement.

          (d)  Monetary Limitation of Liability.
               --------------------------------

               (i) A claim for indemnity for Damages by the Buyer Group or any member thereof under Section 11(b)(i) hereof shall be effective only after the aggregate amount of all Damages suffered by members of the Buyer Group of the type described in Section 11(b)(i) hereof exceeds $500,000 and then only to the extent of such excess.

               (ii) A claim for indemnity for Damages by the Seller Group or any member thereof under Section 11(c)(i) hereof shall be effective only after the aggregate amount of all Damages suffered by members of the Seller Group of the type described in Section 11(c)(i) hereof exceeds $500,000 and then only to the extent of such excess.

               (iii) The aggregate liability of Sellers for claims by the Buyer Group or any member thereof or by the Seller Group or any member thereof for indemnity for Damages pursuant to Section 11(b)(i) or 11(c)(i) under this Agreement is limited to $4,000,000.

               (iv) The indemnifying party shall calculate in good faith any net Tax benefit accruing to the indemnified party due to the occurrence of Damages. The net Tax benefit, if any, shall be deducted from the Damages otherwise payable by the indemnifying party to the indemnified party. In the event all or any portion of the net Tax benefit deducted from the Damages paid to the indemnified party is later denied by the Internal Revenue Service (the "IRS"), the indemnifying party shall pay, in addition, Damages in the amount of the net Tax benefit to the extent denied by the IRS, plus interest thereon from the date the indemnifying party gives notice to the indemnified party of the amount of such net Tax benefit to the date of payment at the per annum IRS rate for Taxes past due in effect from time to time during that period, as published in the IRS Bulletin. The amount of any insurance proceeds received or receivable (and not subject to any dispute with the insurer) by the indemnified party to cover Damages shall be deducted from the Damages otherwise payable by the indemnifying party to the indemnified party.

          (e)  Conditions of Indemnification.
               -----------------------------

               (i) In the event that any person or entity not a party to this Agreement (including a Government Authority) shall levy an assessment or commence or file, or threaten to commence or file, any lawsuit or proceeding, which pending or threatened lawsuit or proceeding or assessment may result in any Damages subject to indemnification under this Agreement (collectively, the "Proceedings"), then the indemnified party will give prompt written notice of such Proceeding to the indemnifying party, and the indemnifying party shall have the right to undertake the defense thereof by representatives chosen by it; provided, however, that the failure to give
                                   --------  -------
     such prompt written notice shall not rescind or revoke the indemnifying party's obligation to indemnify but shall only reduce the amount of the indemnification to the extent that the indemnifying party is damaged by such delay.

               (ii) If the indemnifying party undertakes the defense of any such Proceeding, (A) the indemnifying party will not be liable to the indemnified party for legal or other expenses incurred by the indemnified party in connection with such defense (other than as provided in the following clause (B)), (B) the indemnified party shall, to the best of its ability, assist the indemnifying party, at the expense of the indemnifying party, in the defense of such Proceeding, and shall promptly send to the indemnifying party, at the expense of the indemnifying party, copies of any documents received by the indemnified party which relate to such Proceedings and (C) the indemnified party shall have the right to participate in the defense of such Proceeding, at its own cost and expense;

               (iii) If the indemnifying party, within a reasonable time after notice of any such Proceeding, fails to elect to defend the indemnified party against which such Proceeding has been asserted, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Proceeding on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Proceeding at any time prior to settlement, compromise or final determination thereof; and

               (iv) Anything in this Section 11 to the contrary notwithstanding, whether or not the indemnifying party shall have assumed the defense thereof, the indemnified party shall not, without the written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed), settle or compromise any Proceeding or consent to the entry of any judgment.

          (f)  Other Limitations. Except as provided in Section 6(h)(iii)
               -----------------
hereof, Buyer and Sellers acknowledge and agree that their sole and exclusive remedies with respect to any and all claims relating to the subject matter of this Agreement (including without limitation claims for breaches of representations, warranties, covenants and agreements contained in this Agreement) shall be pursuant to the indemnification provisions set forth in this
Section 11. In furtherance of the foregoing, Buyer and Sellers hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action of either of them against the other or any of their respective affiliates as a matter of equity or under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or arising under or based upon common law or otherwise, except to the extent provided in this Section 11.

          (g)  Bulk Sales. It may not be practicable to comply or attempt to
               ----------
comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the States in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws (which Buyer hereby waives), Sellers hereby agree that, except for Assumed Liabilities of Sellers, the indemnity provisions of Section 11 shall apply to any Damages incurred by Buyer arising out of or resulting from the failure of Buyer or Sellers to comply with any such laws or any similar law that may be asserted to be applicable and Sellers' obligations to indemnify Buyer with respect to such Damages shall survive the Closing Date.

          12.  Further Assurances. From time to time after the Closing, as and
               ------------------
when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to give full effect to this Agreement.

          13.  Assignment. This Agreement and the rights hereunder shall not be
               ----------
assignable or transferable by Buyer or Sellers without the prior written consent of the other party hereto; provided, however, that upon delivery of written
                           --------  -------
notice to Sellers, Buyer shall have the right to assign its rights under this Agreement to any affiliates of Buyer or any limited partnership of which Buyer is the sole general partner.

          14.  No Third-Party Beneficiaries. Except as expressly provided in
               ----------------------------
Section 10 with respect to affiliates of Buyer and Sellers, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

          15.  Termination. (a) Anything contained herein to the contrary
               -----------
notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

               (i)   by mutual written consent of Sellers and Buyer;

               (ii) by Sellers if any of the conditions set forth in Section 4(b) hereof shall have become incapable of fulfillment, and shall not have been waived in writing by Sellers;

               (iii) by Buyer if any of the conditions set forth in Section 4(a) hereof shall have become incapable of fulfillment, and shall not have been waived in writing by Buyer; or

               (iv) by either party hereto, if the Closing does not occur on or prior to March 1, 1999;

provided, however, that the failure to satisfy the conditions or consummate the transactions contemplated by this Agreement did not result from the breach in any material respect by the party seeking termination pursuant to clause (ii), (iii) or (iv) of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b)  In the event of termination by Sellers or Buyer pursuant to this
Section 15, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

               (i) Buyer shall return to Sellers all documents and other material received from or on behalf of Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

               (ii) all confidential information received by Buyer shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect in accordance with the terms thereof notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 15, this Agreement shall become void and of no further force and effect, except for the provisions of (i)
Section 8(a) hereof relating to the obligation of Buyer to keep confidential certain information and data obtained by it from Seller, (ii) Section 16 hereof relating to certain expenses, (iii) Section 9(e) hereof relating to publicity, and (iv) this Section 15. Nothing in this Section 15 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement.

          16.  Expenses. Whether or not the transactions contemplated hereby are
               --------
consummated, and except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided, however, that following the Closing, Sellers shall be reimbursed by
--------  -------
Buyer for the fees and expenses of its outside counsel incurred in connection with the transactions contemplated by this Agreement, in an amount not to exceed $100,000, within thirty days of the delivery to Buyer by Sellers of a copy of one or more written bills for such services; provided, further, that Buyer shall
                                             --------  -------
pay the fee to be paid for the filing of the premerger and notification forms under the HSR Act, if any, with respect to the transactions contemplated hereby.

          17.  Amendments. No amendment to this Agreement shall be effective
               ----------
unless it shall be in writing and signed by all parties hereto.

          18.  Notices. All notices or other communications required or
               -------
permitted to be given hereunder shall be in writing and shall be delivered by hand, or sent by telecopy, or sent, postage prepaid, by United States registered, certified or express mail, or reputable overnight courier service, and shall be deemed given, if delivered by hand, when so delivered, or if sent by facsimile, when received, or if sent by mail, three business days after mailing (two business days in the case of express mail), or if sent by overnight courier service, one business day after delivery to such service, as follows:

               (i)  if to Sellers, to:

                    Fleer Corp.
                    685 Third Avenue
                    New York, New York  10017
                    Attention:  Tuck Hardie, Esq.
                    Facsimile No.:  212-682-5872

                    with a copy to:

                    Battle Fowler LLP
                    75 East 55th Street
                    New York, NY  10022
                    Attention:  John N. Turitzin, Esq.
                    Facsimile No.:  212-856-7814

               (ii) if to Buyer, to:

                    Golden Cycle, LLC
                    4025 Crooked Hill Road
                    Harrisburg, PA  17110
                    Attention: Alexander Grass
                    Facsimile No.:  (717) 214-8585

                    with a copy to:

                    Wolf, Block, Schorr & Solis-Cohen LLP
                    Twelfth Floor, Packard Building
                    111 South 15th Street
                    Philadelphia, PA  19102-2678
                    Attention: Herbert Henryson, Esq.
                    Facsimile No.:  215-977-2740

Either party hereto may change the address to which notices and other communications are to be delivered or sent by giving the other party notice in the manner herein set forth.

          19.  Interpretation. In this Agreement, the Disclosure Schedule and
               --------------
any exhibits annexed hereto:

          (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

          (b)  the word "including" shall mean "including without limitation";

          (c) the word "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended;

          (d) the word "business day" shall mean any day other than a Saturday, Sunday or a day on which banks in the City of New York are generally closed for business.

          (e) the word "person" shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government, or governmental department or agency;

          (f) the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement, the Disclosure Schedule or any exhibits annexed hereto;

          (g) when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day which is a business day;

          (h)  all dollar amounts are expressed in United States funds; and

          (i) unless otherwise expressly provided herein or therein, money shall be tendered hereunder by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money.

          20.  Counterparts. This Agreement may be executed in counterparts, all
               ------------
of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party.

          21.  Entire Agreement. This Agreement (including the Disclosure
               ----------------
Schedule and the Exhibits annexed hereto) and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

          22.  Severability. If any provision of this Agreement or the
               ------------
application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          23.  Governing Law. This Agreement shall be governed by and construed
               -------------
in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state. The parties hereto hereby irrevocably submit to the jurisdiction of the United States District Court for the Southern District of New York (or, if subject matter jurisdiction in that court is not available, in any state court located within the City of New York) over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum.

          24.  Disclosure Schedule. Matters reflected in the Disclosure Schedule
               -------------------
are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include any other matters of a similar nature. Items disclosed in any one Section of the Disclosure Schedule are deemed to be disclosed in such other Sections of the Disclosure Schedule as is necessary for purposes of the completeness and accuracy of the related representation or warranties, but only to the extent it is readily apparent from the description of the particular item or disclosure that such item or disclosure would be applicable to such other such Section of the Disclosure Schedule.

          25.  Related to the Business. For all purposes of this Agreement, the
               -----------------------
phrase "related to the Business" shall mean related to, used in or necessary to the conduct of the Business as conducted by Sellers on the date of this Agreement or immediately prior to the Closing, as the context may require.

          26.  Knowledge. For all purposes of this Agreement, "Knowledge" of
               ---------
Sellers or a similar phrase shall mean the actual knowledge of facts or other information of the senior officers of Sellers, William Hardie and David Fremed.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                   FLEER CORP.


                                   By: /s/ WILLIAM H. HARDIE, III
                                      ----------------------------------
                                      Name:
                                      Title:

                                   FRANK H. FLEER CORP.


                                   By: /s/ WILLIAM H. HARDIE, III
                                      ----------------------------------
                                      Name:
                                      Title:

                                   SKYBOX INTERNATIONAL, INC.


                                   By: /s/ WILLIAM H. HARDIE, III
                                      ----------------------------------
                                      Name:
                                      Title:

                                   GOLDEN CYCLE, LLC


                                   By /s/ ROGER GRASS
                                     ------------------------------------
                                      Name:  Roger Grass
                                      Title: Vice President

Marvel Enterprises, Inc. hereby unconditionally guarantees all of the obligations and covenants of the Sellers set forth in this Agreement and agrees to be bound by Sections 6(h), 9(e), 9(f) and 11(b) hereof.

MARVEL ENTERPRISES, INC.


By /s/ WILLIAM H. HARDIE, III
  ----------------------------------
  Name:
  Title:

Each of Alexander Grass and Roger Grass, jointly and severally, hereby unconditionally guarantees the obligations of Buyer solely with respect to (i) Buyer's (or its assignee's) obligations under this Agreement to consummate the transactions contemplated hereby and (ii) any of the actions required to by taken by Buyer (or its assignee) pursuant to Sections 8(a) and 9 (exclusive of Section 9(e)) of this Agreement.


/s/ ALEXANDER GRASS                               /s/ ROGER GRASS
--------------------------                        --------------------------
Alexander Grass                                   Roger Grass